August 22, 2006





Residential Funding Mortgage Securities I, Inc.
8400 Normandale Lake Boulevard, Suite 250
Minneapolis, MN  55437

Re:  Mortgage Pass-Through Certificates,
       Series 2006-SA2

Ladies and Gentlemen:

         We have advised Residential Funding Mortgage Securities I, Inc. (the "Registrant") with respect to certain federal income tax aspects of the issuance of the Mortgage Pass-Through Certificates, Series 2006-SA2 (the "Certificates"), which will be issued pursuant to a Series Supplement, dated as of August 1, 2006, to the Standard Terms of Pooling and Servicing Agreement, dated as of June 1, 2006 (together, the "Agreement"), as more particularly described in the prospectus, dated August 21, 2006 (the "Base Prospectus"), and the prospectus supplement, dated August 21, 2006 (the "Prospectus Supplement" and, together with the Base Prospectus, the "Prospectus"), relating to such series, each forming a part of the Registration Statement on Form S-3 (File No. 333-131201), as filed by the Registrant with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on March 31, 2006, and declared effective on March 31, 2006 (the "Registration Statement"). Capitalized terms used but not defined herein have the meanings specified in the Prospectus.

         The description of selected federal income tax consequences to holders of the Certificates that appears under the heading "Material Federal Income Tax Consequences" in the Base Prospectus and in the Prospectus Supplement does not purport to discuss all possible income tax ramifications of the proposed issuance, but with respect to those tax consequences which are discussed, in our opinion such description is accurate in all material respects to the extent it relates to matters of law or legal conclusions with respect thereto. In addition, for Federal Income Tax purposes, in our opinion the RFMSI Series 2006-SA2 Trust will qualify as three REMICs under the Internal Revenue Code, the Class R-I Certificates will constitute the sole class of "residual interests" in REMIC I, the Class R-II Certificates will constitute the sole class of "residual interests" in REMIC II, the Class R-III Certificates will constitute the sole class of "residual interests" in REMIC III and each class of Senior Certificates, other than the Residual Certificates, the Class M Certificates and the Class B Certificates will represent ownership of "regular interests" in REMIC III and will generally be treated as debt instruments of REMIC III.

         We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) the legal capacity of all natural persons; and (e) the authenticity of oral or written statements and representations of public officials, officers and other representatives of the Registrant and others.

         We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Prospectus contained therein. In giving such consent, we do not consider that we are "experts," within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

                                         Very truly yours,

                                         /s/ Mayer, Brown, Rowe & Maw LLP

                                         MAYER, BROWN, ROWE & MAW LLP